Exhibit 12
                                                              ----------

                              CONRAIL INC.
                              ------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
                             ($ In Millions)


                                         Quarters Ended    Nine Months Ended
                                          September 30,       September 30,
                                         --------------    -----------------
                                         1995      1994    1995         1994
                                         ----      ----    ----         ----
Earnings
--------
  Pre-tax income                         $188      $174    $444         $287
    Add:
     Interest expense                      49        48     147          143
      Rental expense interest factor       12         7      42           25
    Less equity in undistributed
     earnings of 20%-50% owned companies   (4)       (3)    (14)         (10)
                                         ----      ----    ----         ----
Earnings available for fixed charges     $245      $226    $619         $445
                                         ====      ====    ====         ====

Fixed charges
-------------
  Interest expense                         49        48     147          143
  Rental expense interest factor           12         7      42           25
  Capitalized interest                                1                    1
                                         ----      ----    ----         ----
Fixed charges                            $ 61      $ 56    $189         $169
                                         ====      ====    ====         ====

Ratio of earnings to fixed charges       4.02x     4.04x   3.28x        2.63x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.
